CERTIFICATE OF AMENDMENT
                                 TO THE
                       CERTIFICATE OF INCORPORATION
                                   OF
                             SUMMIT BANCORP.
                             _______________



To:  	The Secretary of State
     	State of New Jersey


	    Pursuant to the provisions of Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Amendment to its Restated Certificate of Incorporation dated August 8, 1997 (the "Certificate of Incorporation"):


1.	The name of the corporation is Summit Bancorp. (the "Corporation").


2.	The Board of Directors of the Corporation duly adopted a resolution approving of the division of the shares of the Corporation at a regular meeting of the Board of Directors held on August 20, 1997.


3.	The Amendment to the Certificate of Incorporation set forth in Section
Five hereof shall not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.


4.	(a)	The Two Hundred Sixty Million (260,000,000) shares of the Common
Stock, $1.20 par value per share, of the Corporation presently authorized are to be divided into Three Hundred Ninety Million (390,000,000) of Common Stock, $0.80 par value per share.

  	(b)	The Four Million (4,000,000) shares of the Preferred Stock, without par value, of the Corporation presently authorized are to be divided into
Six Million (6,000,000) shares of the Preferred Stock, without par value.


5.	The following amendment to the Certificate of Incorporation set forth below was approved by the Board of Directors of the Corporation on August 20, 1997 in connection with the three-for- two division of the shares of the capital stock of the Corporation authorized, issued and outstanding at the close of business September 3, 1997, payable on September 24, 1997 to shareholders of record at the close of business on September 3, 1997 and the change in the par value of all authorized common stock of the Corporation from $1.20 per share to $0.80 per share:

	  3. 	The total number of shares of capital stock authorized and which may be issued by this Corporation is Three Hundred Ninety-Six Million (396,000,000) shares, of which Three Hundred Ninety Million (390,000,000) shares of Eighty Cents ($0.80) par value each shall be designated as Common Stock, and of which Six Million (6,000,000) shares without par value shall be designated as Preferred Stock. All or any part of such authorized
   Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors as provided by law.

6.	The dividend of shares set forth herein is to become payable and the amendment to the Certificate of Incorporation set forth herein is to become effective at 11:59 p.m., September 24, 1997.



Dated this 16th day of September, 1997.


                                   						By:/s/RICHARD F. OBER, JR.
                                            _______________________________
							                                        Richard F. Ober, Jr.
						   	                                     Executive Vice President